Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:
Joseph Cormier	Mark Root
Vice President, Corporate Development	Executive Director, Corporate Communications
703-218-8258	703-218-8397; cell: 571-259-1169
joe.cormier@mantech.com	mark.root@mantech.com

ManTech to Acquire McDonald Bradley, Inc., a Secure Information Sharing and IT Solutions Provider

•	Deepens ManTech’s penetration into Department of Defense, Intelligence and Homeland Security communities and expands presence into new markets

•	Strengthens ManTech’s position as a leader in high-end, mission-critical information sharing and data interoperability programs, information assurance and Service Oriented Architectures

•	Prime contractor on Department of Homeland Security’s EAGLE contract

FAIRFAX, Virgina, November 16, 2007 - ManTech International Corporation (Nasdaq:MANT) has signed a definitive agreement to acquire McDonald Bradley, Inc. (MBI) for $76.5 million in cash. MBI is a secure information sharing and IT solutions provider to the federal government with a focus on the Department of Defense (DOD), Intelligence Community and Homeland Security markets. Over 60 percent of the company’s revenue is derived from DOD, Intelligence and Homeland Security markets with the Defense Intelligence Agency (DIA) as their largest customer. Two-thirds of MBI’s 270 employees hold security clearances with 45 percent holding Top Secret level or above clearances. The transaction is expected to be accretive to ManTech’s earnings per share in 2008.

Headquartered in Herndon, VA and founded in 1985, MBI is a privately-held company and leading provider of high-end, mission-critical, technology-differentiated solutions primarily in the areas of Service Oriented Architectures, data interoperability and information assurance. The company is a prime contractor on the Department of Homeland Security’s (DHS) EAGLE contract and expects to deliver over $50 million in revenue in 2007, with strong operating margins and solid growth prospects into 2008 and beyond.

“MBI is in line with our M&A strategy and deepens our capabilities in the high-end defense, intelligence and homeland security markets and expands our presence into new markets,” said George J. Pedersen, Chairman and CEO, ManTech International Corporation. “MBI is a great company that will help us provide expanded technology solutions to our national security customer base.”

Ken Bartee, CEO and President, McDonald Bradley, Inc. said, “We are extremely excited to come together with ManTech as our cultures and focus on leading-edge technology solutions will enable our organizations to quickly create stronger in-roads into our customer sets. As important, ManTech provides continuity for our senior management team and expanded professional development opportunities for our employees. They also share our high ethical standards and track record of strong operating performance and our commitment to accomplishing the customer’s mission.”

Robert A. Coleman, President and COO, ManTech International Corporation said, “The MBI acquisition strengthens our position as a leading provider of secure information sharing and data interoperability solutions in the national security marketplace. We expect to see immediate benefits from our combined capabilities in the Intelligence Community and particularly DIA where we have worked as a team supporting some of their most important mission-critical programs. Additionally, MBI brings us a prime position on the DHS EAGLE contract and other new customers which is consistent with our strategic plan to broaden our business base into new agencies.”

The acquisition is subject to various closing conditions and approvals, including approval under the Hart-Scott-Rodino Act, and is expected to be completed by the end of 2007.

ManTech will discuss the effects of the acquisition on its guidance estimates during the initial 2008 guidance conference call, which is targeted for mid-December 2007.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia with approximately 7,000 professionals, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the departments of Defense, State, Homeland Security and Justice; the Space Community and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The Company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and builds and maintains secure databases that track terrorists. The Company operates in the United States and 42 countries. In 2007, ManTech was named one of Business 2.0 magazine’s 100 Fastest Growing Technology Companies for the second year in a row; to the Deloitte & Touche list of the 50 fastest growing technology companies in Virginia; and a GI Jobs magazine Top Ten Military Friendly Employer. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; adverse results of U.S. government audits of our government contracts; risk of contract performance or termination; adverse changes in our mix of contract types; failure to obtain option awards, task orders or funding under contracts;; failure to identify, execute or effectively integrate future acquisitions; risks associated with complex U.S. government procurement laws and regulations; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors “ in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2007, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.